Exhibit 99.1

press release

A DYNAMIC GROWTH COMPANY IN THE HOME BUILDING SECTOR

Contacts:	Arizona:	Texas:	New York:
	Larry Seay	Jane Hays	Chris Tofalli
	CFO & Vice President-Finance	Vice President-Corp. Develop.	Broadgate Consultants
	(480) 609-3330	(972) 543-8123	(212) 232-2222

Meritage Homes Corporation Announces
Receipt of Requisite Consents to Amend
Indenture Governing Notes Subject to
Offer to Purchase

Scottsdale, Arizona and Dallas (March 9, 2005) – Meritage Homes Corporation (NYSE: MTH) today announced that, in connection with Meritage’s previously announced offer to purchase for cash all of its outstanding 9 ¾% Senior Notes due 2011 (the “Notes”), and the solicitation of consents to eliminate most of the restrictive covenants in the indenture governing the Notes, Meritage has been advised by Global Bondholder Services Corp., the depositary for the offer to purchase and consent solicitation, that, as of 5:00 p.m., New York City time, on March 8, 2005, the consent expiration date, holders of more than two-thirds of the aggregate principal amount of the outstanding Notes had validly tendered and had not withdrawn their Notes and provided their consents to effect the proposed amendments to the indenture under which the Notes were issued.

Upon completion of the offer to purchase and consent solicitation, holders who had tendered and not withdrawn their Notes on or prior to the consent expiration date will receive the total consideration (including the consent payment) for such Notes.  Any holders who tender and do not withdraw their Notes after the consent expiration date but before the expiration date of the offer to purchase (9:00 a.m. New York City time on March 23, 2005) will receive the tender offer consideration (not including the consent payment).  After the consent expiration date, consents and tenders generally may not be validly withdrawn unless the offer to purchase and the consent solicitation are terminated without any Notes being purchased.

As a result of receiving the consents of at least two-thirds in aggregate principal amount of the outstanding Notes, Meritage has received the requisite consents and tenders for its Notes in order to effect all of the proposed amendments to the indenture governing such Notes, which amendments are binding upon the holders of the Notes that were not tendered.  Accordingly, Meritage will promptly execute and deliver a supplemental indenture to the indenture under which the Notes were issued.  The supplemental indenture will not, however, become operative unless and until Meritage accepts the Notes for purchase pursuant to the offer to purchase.  The offer to purchase and initial payment also are conditioned upon, among other things, the receipt by Meritage of proceeds from one or more capital market transactions that would be sufficient to fund the purchase of the Notes.  Meritage anticipates closing on March 10, 2005 its previously announced offering of new 6¼% Senior Notes due 2015 (to qualified institutional buyers in the United States under Rule 144A under the Securities Act of 1933 and certain investors under Regulation S of the Securities Act) in an aggregate principal amount of $350 million.  Promptly thereafter, Meritage intends to pay the tender consideration, including the consent payment, to holders who had tendered and not withdrawn their Notes prior to the consent date.

Information regarding the pricing, tender and delivery procedures and conditions to the offer to purchase and consent solicitation relating to the Notes is contained in the Offer to Purchase and Consent Solicitation Statement dated February 23, 2005 and the Consent and Letter of transmittal distributed with the Offer to Purchase and Consent Solicitation Statement (the “Offer Documents”).

UBS Securities LLC and Citigroup Global Markets Inc. are the dealer managers for the offer to purchase and the solicitation agents for the consent solicitations.  Please direct any questions related to the offering to UBS Liability Management Group at (888) 722-9555 extension 4210 or (203) 719-4210 or Citigroup Liability Management Group at (800) 558-3745 or (212) 723-6106.  Global Bondholder Services Corp. is acting as information agent and can be contacted at (866) 540-1500.  Copies of the Offer Documents and other related documents may be obtained from the information agent.

The offer to purchase and consent solicitation are being made solely on the terms and conditions set forth in the Offer Documents.  Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to sell the Notes or any other securities of Meritage.  No recommendation is made as to whether holders of the notes should tender their notes.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include that we plan to close the offering of our new 6¼% Senior Notes due 2015 and consummate the tender offer and proposed amendments to the indenture governing the 9¾% Senior Notes due 2011.  Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

Meritage’s business is also subject to a number of risks and uncertainties including: the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate; our ability to continue to acquire additional land or options to acquire additional land on acceptable terms, particularly in our greenfield start-up markets; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in stock markets; the impact of construction defect and home warranty claims; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; interest rates and changes in the availability and pricing of residential mortgages; our lack of geographic diversification; our level of indebtedness and our ability to raise additional capital when and if needed; our ability to take certain actions because of restrictions contained in the indentures for our senior notes and the agreement for our senior unsecured credit facility; legislative or other initiatives that seek to restrain growth in new housing construction or similar measures; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions; our success in locating and negotiating favorably with possible acquisition candidates; our ability to achieve certain pre-tax margins; our dependence on key personnel and the availability of satisfactory subcontractors; the impact of inflation; our potential exposure to natural disasters; the impact of new accounting principles; and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2003 under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Factors That May Affect Our Future Results and Financial Condition” and in Exhibit 99.1 of Meritage’s Form 10-Q for the quarter ended September 30, 2004.  As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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